EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund
Select Series, Standard & Poor's Intrinsic Value Portfolio 1997 Series C Defined Asset Funds

We consent to the use in this Registration Statement No. 333-37929 of our opinion dated December 3, 1997, relating to the Statement of Condition of Equity Investor Fund Select Series Standard & Poor's Intrinsic Value Portfolio 1997 Series C, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
December 3, 1997